Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We do hereby consent to the use of our name in “Item 2. Properties” of the Annual Report on Form 10-K of Stone Energy Corporation (the “Company”) for the year ended December 31, 2010 and to the incorporation by reference thereof into the Company’s previously filed Registration Statements on Form S-8 (Registration Nos. 33-67332, 333-51968, 333-64448, 333-87849, 333-107440 and 333-160424) and Form S-3 (Registration Nos. 333-158998 and 333-161391) and to the inclusion of our report dated January 19, 2011 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
	Name:	Danny D. Simmons, P.E.
	Title:	President and Chief Operating Officer

Houston, Texas
March 1, 2011